AMENDMENT
                                        TO
                              ASSET PURCHASE AGREEMENT


     This Amendment to Asset Purchase Agreement ("Amendment") is dated as of May 31, 1996, by and among T-C Threads, Inc. d/b/a Threads USA, a Tennessee corporation ("TUSA"), Threads of Puerto Rico, Inc., a North Carolina corporation ("TPR"), Productos Para La Industria de la Maquila, S.A. Prima, a Honduras corporation ("Prima"), Hilos Y Accesorios, S.A. de C.V., a Mexico corporation ("Hilos") and Dixie Yarns, Inc., a Tennessee corporation ("Dixie") (TUSA, TPR, Prima, and Hilos are sometimes collectively referred to herein as "Threads" and TUSA, TPR, Prima, Hilos and Dixie are sometimes collectively referred to herein as the "Sellers") and American & Efird, Inc., a North Carolina corporation (the "Buyer").

     W I T N E S S E T H:

     WHEREAS, the Buyer has agreed to purchase substantially all of the assets of Threads used in its business as well as certain assets of Dixie used primarily in Threads' business, excluding certain assets as agreed upon by the parties, all as set forth in that certain Asset Purchase Agreement between the parties hereto dated as of May 23, 1996 (the "Purchase Agreement"); and

     WHEREAS, certain provisions of the Purchase Agreement require clarification, modification or exceptions to be made thereto and the parties recognize that it is in their mutual interests to agree to such modifications, clarifications and exceptions on the date hereof;

     NOW, THEREFORE, without prejudice to any party and in consideration of the mutual agreements set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, and upon the terms and subject to the conditions set forth herein and in the Purchase Agreement, the parties hereto hereby agree as follows:

1. DEFINITIONS; ITALICS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement. Italicized language contained herein shall signify actual text remaining in, being deleted or being added to the Purchase Agreement, as the case may be, as indicated herein.

2.  ASSUMPTION OF LIABILITIES.

(a) Section 8(a)(i) is hereby deleted in its entirety and the following language is inserted in lieu thereof:

  (i) liability occurring from and after the Closing Date for those certain real estate leases, equipment leases, contracts and other liabilities of Threads, set forth on Schedule 8(a) (including the addendum thereto contemplated thereby) attached hereto (the "Assumed Liabilities");

(b) Section 8(d) is hereby deleted in its entirety and the following language is inserted in lieu thereof:

  (d) By written notice to the Sellers given prior to May 31, 1996, the Buyer may exclude from the Assets purchased hereunder and the liabilities assumed hereunder any of the Contracts listed or referenced on Schedule 1(i).

(c) Buyer hereby agrees to reimburse Sellers for any expenses incurred by Sellers in respect of services to be provided to or personal property or rights to be used by Buyer during June, 1996 under such contracts or leases of Sellers listed on Exhibit A which are not thereafter assumed by Buyer.

3. RISK OF LOSS. The text of Section 10 of the Purchase Agreement is hereby deleted in its entirety and the following language shall be deemed effective in lieu thereof:

  All risk of loss or damage to the Assets to be transferred to the Buyer shall be borne by the Sellers until 12:01 a.m. on the Closing Date, whereupon the Buyer shall assume all risk of loss to the Assets.

4.  REAL PROPERTY  MATTERS.

(a) Title. Buyer acknowledges that it has conducted title searches and is in receipt of surveys and title commitments described in Section 15(b). Buyer hereby waives its right under Section 15(b) of the Purchase Agreement to terminate the Purchase Agreement as a result of defects in the title of any of the parcels of Real Property revealed in any of the following: (i) the title search conducted in Gaston County, North Carolina on March 15, 1996, (ii) the title search conducted in El Paso, Texas on March 11, 1996,
(iii) the survey of the Gastonia, North Carolina Real Property dated May 31, 1996 or (iv) the survey of the El Paso, Texas Real Property dated April 1, 1996; provided, however, that if demand shall be made against the Buyer as a result of the encroachment of the Sellers' Synthetics plant into the right of way of N.C. Highway 274 (Bessemer City Highway) or the encroachment of the chain link fence of the Sellers' El Paso, Texas facility on the property of adjacent landowners, then the Sellers shall either procure an easement or variance to permit the continued encroachment or reimburse the Buyer for the reasonable costs incurred in making necessary corrections to the encroachment.

(b) Adjustments and Prorations. The parties hereby acknowledge that the last sentence of Section 15(e) of the Purchase Agreement is interpreted by the parties to include the Closing Date as being included in the Buyer's billing period for the purposes of determining the proration of utility charges and operating expenses. With respect to (i) any amounts the Sellers are obligated to pay to the Buyer pursuant to Section 15(e) of the Purchase Agreement or (ii) the Sellers' prorated share of costs or other payments required to be paid under Leases subject to Assignment, Assumption and Release Agreements to which the Buyer and the Sellers are parties, the Sellers shall promptly pay such amounts in full and without regard to the $75,000 "basket" contained in Section 20(f) of the Purchase Agreement.

(c) Damage, Destruction and Condemnation. In Section 15(f) of the Purchase Agreement, the words the Closing Date in the first sentence of (i) and the first sentence of (iv) are hereby deleted and replaced by the words 12:01 a.m. on the Closing Date. In the last sentence of Section 15(f)(i), the phrase through the Closing is hereby deleted and replaced by the phrase prior to 12:01 a.m. on the Closing Date.

(d) Railroad Encroachments. In Section 18(a)(xx) and Section 18(g) of the Purchase Agreement, the language thirty (30) days is hereby deleted and replaced by ninety (90) days.

5. LEASED PROPERTY ASSIGNMENT. Buyer hereby waives the receipt of assignments of the Miami and Des Plaines leases as conditions to its obligation of Closing provided for under Section 18(b) of the Purchase Agreement. If Buyer is unable to obtain an assignment of the Miami or Des Plaines lease as currently written and if, as a result, Buyer is required to pay increased rent for comparable space, Sellers will reimburse the Buyer to the extent of such increase during the time period comprising the remaining term of such lease. In addition, if either or both of such leases have not been assigned by June 10, 1996, the Sellers immediately will reimburse the Buyer the amount of lease deposits set forth on the Closing Statement delivered at the Closing relating to such unassigned lease or leases (all of which costs the Sellers warrant have been paid in the amounts set forth in the Closing Statement). If Buyer should later obtain the assignment of such lease or leases, Buyer will pay Sellers the lesser of the amount of the lease deposit which the landlord(s) under such lease or leases certifies as being paid in any estoppel certificate received by Buyers or the amount of lease deposits set forth on the Closing Statement pertaining to such lease or leases.

6. SELLERS' INSURANCE. Section 16(e) is hereby amended by adding the phrase until at least 12:01 a.m. on the Closing Date after the word effect at the end thereof.

7. MOTOR VEHICLE TITLES. The parties hereby acknowledge and agree that the titles to the following motor vehicles will not be delivered at the Closing but will be delivered by representatives of Sellers to representatives of Buyer at the branches at which they are located upon notification by the parties to such representatives that the Closing has occurred:

  Automobiles

       Driver              Vehicle I.D.#                   Plant

  Medina, Tony           2GNHG35K9P4129336              Honduras
  Romo, Alfredo          3G3AX54TXSS116710              Torreon
  Salgado, Wilfredo      2G4WB55L7R1443750              Puerto Rico
  Vasquez, Nilda         1MELM50U4PA654939              Puerto Rico



  Cargo Vans

    Plants                 Vehicle I.D.#

  Puerto Rico            2FDLF47M4MCA78951
  Honduras               2GTEG25H4L4503551
  Mexico                 3GCJC44K6SM113031

8. OPINION OF SELLERS' COUNSEL. Section 18(a)(xvi) is hereby amended by deleting the phrase except as set forth in Section 18(i) in the last sentence of opinion (3) contained therein.

9.  ENVIRONMENTAL MATTERS.

(a) Caustic Spill. Section 18(f) is hereby amended by adding the following sentence to the end thereof:

  In addition, the Sellers shall have until the expiration of 30 days following the Closing Date to procure from DEHNR the letter contemplated in the second sentence of the Second Environmental Matter.

(b) Spill Prevention Control and Countermeasure Plan. Section 22 is hereby amended by adding the following new subsection thereto:

  (n) Spill Prevention Control and Countermeasure Plan. The Sellers hereby agree to provide to the Buyer, at Sellers' expense, a Spill Prevention Control and Countermeasure Plan, prepared in accordance with applicable laws and regulations, for the Synthetics and Dyeing and Finishing facilities on or before July 31, 1996.

10. BILL AND HOLD GOODS. No later than June 10, 1996, the Sellers, at their expense, will remove from the Sellers' facilities all goods previously sold to customers on a "bill and hold" basis.

11. MISSING PARTS TO SPINNING FRAMES AT REX PLANT. The issue relating to missing drafting system parts to the spinning frames at the Rex Plant is hereby resolved by the parties' agreement to reduce the Purchase Price by Twenty-four Thousand Eighty-four dollars ($24,084).

12. SCHEDULE MODIFICATIONS. The Schedules to the Purchase Agreement are hereby modified in the manner set forth and described in Exhibit B hereto.

13. COUNTERPARTS; GOVERNING LAW. This Amendment may be executed in counterparts and shall be governed by the laws of the State of North Carolina.



     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

                                     SELLERS:

                                     T-C Threads, Inc.
ATTEST:

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)

                                     Threads of Puerto Rico, Inc.
ATTEST:

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)






                                     Dixie Yarns, Inc.
ATTEST:

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Treasurer                             Glenn M. Grandin, Senior
                                        Vice President

(CORPORATE SEAL)

                                     Productos Para La Industria De La
                                     Maquila, S.A. Prima
ATTEST:

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



                                     Hilos Y Accesorios, S.A. DE C.V.
ATTEST:

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)

                                     BUYER:

                                     American & Efird, Inc.
ATTEST:

  /s/CRAIG STOVER                    By:/s/THOMAS W. DICKSON
  Secretary                             Thomas W. Dickson, President

(CORPORATE SEAL)







List of omitted schedules and exhibits

Exhibit A                        List of Contracts and Leases
Exhibit B                        Schedule Modifications